Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS ENERGY ANNOUNCES FIRST QUARTER 2020 RESULTS
Sets Record for Most LNG Gallons Sold in a Quarter

Houston, May 6, 2020 — Stabilis Energy, Inc., (“Stabilis” or the "Company") (OTCQX: SLNG) today reported its financial results for its first quarter ended March 31, 2020.
Sequential Quarter Results
For the first quarter ended March 31, 2020 (“current quarter”) Stabilis reported revenues of $13.8 million, an 11% increase from the quarter ended December 31, 2019 (“preceding quarter”) primarily due to higher LNG volumes sold and higher equipment rental revenues associated with utility activity. Revenues from Stabilis’ LNG segment increased by $2.1 million (20%) in the current quarter on a 27% increase in gallons delivered. The Company delivered 11.95 million LNG gallons to customers in the quarter, an all-time high. Utilization of the George West liquefier improved to 74% in the current quarter versus 64% in the preceding quarter.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) decreased to $1.5 million in the current quarter, a $0.7 million decrease from the preceding quarter primarily due to the impact of COVID-19 on our Chinese joint venture's first quarter operations. Net loss for the current quarter increased to $1.1 million compared to a net loss of $0.6 million in the preceding quarter.
Calendar Quarter Results
Revenues in the current quarter increased $0.9 million (7%) compared to the quarter ended March 31, 2019 (“prior year quarter”) primarily due to the closing of the Company’s business combination with American Electric Technologies (“AETI”) subsequent to the prior year quarter. LNG segment revenues decreased by $0.4 million primarily due to lower average natural gas prices and reduced activity levels with several customers. Utilization of the George West liquefier improved to 74% in the current quarter versus 58% in the prior year quarter.
Adjusted EBITDA in the current quarter decreased by $0.8 million (34%) to $1.5 million due to additional expenses from the consolidation of AETI, partially offset by improved gross margins in the LNG business. Net loss for the current quarter increased by $0.5 million compared to the prior year quarter.

Cash on hand at the end of the current quarter was $3.2 million compared to $1.3 million at the end of the prior year quarter.
“Our core LNG business delivered one of its strongest quarters ever with a record number of gallons sold,” said Jim Reddinger, President and Chief Executive Officer. “We believe that this record performance reflects the increased adoption of LNG as an energy source across multiple end markets and customers. LNG offers a clean, low-cost alternative to traditional fuels and we anticipate that LNG adoption will continue to increase as the economy recovers from the current crisis.” Reddinger continued, “Our long-term strategy remains intact, while our short-term focus is on expanding sales, controlling costs, and maintaining ample liquidity.”
Impact of COVID-19
The impact of the COVID-19 crisis in the current quarter was largely limited to operations in our Power Delivery segment. The shutdown of our Chinese joint venture’s (BOMAY) manufacturing facility for approximately four weeks, and related supply chain disruptions, contributed to a $0.2 million loss in the current quarter, compared to $1.1 million net income in the preceding quarter. BOMAY resumed operations in late February. Our Brazilian subsidiary experienced activity declines beginning in March and we anticipate these will continue at least through mid-2020.
Our LNG segment, which is focused on North America, did not experience a material impact from the COVID-19 crisis during the current quarter. However, we anticipate a significant activity decline with our upstream oil and gas customers, including hydraulic fracturing, frac sand mines, and related activities, beginning in the second quarter due to current oil prices. We have redeployed sales personnel to non-oilfield related opportunities and are seeing some success in replacing oilfield related revenues with other projects.
We have implemented a number of cost control measures including headcount reductions, temporary salary reductions and other measures to adjust to anticipated activity levels and maintain adequate liquidity.
Conference Call
Management will conduct a conference call on Thursday, May 7, 2020 at 10:00 a.m. eastern time (9:00 a.m. central). Individuals in the United States and Canada who wish to participate in the conference call can access the live webcast at https://www.webcaster4.com/Webcast/Page/2256/34622 or dial +1 844-602-0380.  International callers should dial +1 862-298-0970. A replay of the call will be available until May 14, 2020. Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 34622. International callers should dial +1 919-882-2331; passcode 34622. A replay of the call also will be available on the Stabilis website (www.stabilisenergy.com).
About Stabilis
Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’ customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilisenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "can", "believes," "anticipates," "expects," "could," "will," "plan," "may," "should," "predicts," "potential" and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties' current beliefs, based on information currently available. Most of these factors are outside the parties' control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilisenergy.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.
Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue
LNG product	$9,131	$10,254
Rental, service and other	4,707	2,721
Total revenues	13,838	12,975
Operating expenses:
Cost of LNG product	6,097	7,482
Cost of rental, service and other	2,918	1,414
Selling, general and administrative expenses	3,186	1,992
Depreciation expense	2,270	2,290
Total operating expenses	14,471	13,178
Loss from operations before equity income	(633)	(203)
Net equity loss from foreign joint ventures' operations:
Loss from equity investments in foreign joint ventures	(114)	—
Foreign joint ventures' operations related expenses	(60)	—
Net equity loss from foreign joint ventures' operations	(174)	—
Loss from operations	(807)	(203)
Other income (expense):
Interest expense, net	(11)	(3)
Interest expense, net - related parties	(240)	(309)
Other income	38	(44)
Gain from disposal of fixed assets	11	—
Total other income (expense)	(202)	(356)
Loss before income tax expense	(1,009)	(559)
Income tax expense	41	—
Net loss	(1,050)	(559)
Net income attributable to noncontrolling interests	—	179
Net loss attributable to Stabilis Energy, Inc.	$(1,050)	$(738)

Common Stock Data:
Net loss per common share:
Basic and diluted	$(0.06)	$(0.06)
Weighted average number of common shares outstanding:
Basic and diluted	16,819,681	13,178,750

EBITDA	$1,512	$2,043
Adjusted EBITDA	1,512	2,302

Revenues by Segment
(unaudited in thousands)

	Three Months Ended March 31,
	2020	2019
Revenue
LNG	$12,528	$12,975
Power Delivery	1,310	—
Total Revenue	$13,838	$12,975

Gallons Delivered
(unaudited in thousands)

	Three Months Ended March 31,
	2020	2019
Gallons Delivered
George West	6,689	5,237
3rd Party	5,257	6,181
Total Gallons Delivered	11,946	11,418

Stabilis Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,162	$3,979
Accounts receivable, net	6,158	5,945
Inventories, net	127	209
Prepaid expenses and other current assets	2,379	3,583
Due from related parties	19	—
Total current assets	11,845	13,716
Property, plant and equipment, net	58,177	60,363
Right-of-use assets	849	965
Goodwill	4,453	4,453
Investments in foreign joint ventures	10,120	10,521
Other noncurrent assets	301	308
Total assets	$85,745	$90,326
Liabilities and Equity
Current liabilities:
Current portion of long-term notes payable - related parties	$1,000	$1,000
Current portion of finance lease obligation - related parties	3,319	3,440
Current portion of operating lease obligations	334	364
Short-term notes payable	321	558
Accrued liabilities	4,490	5,018
Accounts payable	3,283	4,728
Total current liabilities	12,747	15,108
Long-term notes payable, net of current portion - related parties	6,077	6,077
Finance lease obligations, net of current portion - related parties	1	648
Long-term portion of operating lease obligations	586	650
Deferred compensation	113	—
Deferred income taxes	28	—
Total liabilities	19,552	22,483
Commitments and contingencies
Equity:
Preferred Stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Stockholders’ equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 16,835,318 and 16,800,612 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	17	17
Additional paid-in capital	90,767	90,748
Accumulated other comprehensive loss	(910)	(291)
Accumulated deficit	(23,681)	(22,631)
Total stockholders’ equity	66,193	67,843
Total liabilities and equity	$85,745	$90,326

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended March 31,
	2020	2019
Net Loss	$(1,050)	$(559)
Depreciation	2,270	2,290
Net Interest Expense	251	312
Income Tax Expense	41	—
EBITDA	1,512	2,043
Special Items(1)	—	259
Adjusted EBITDA	$1,512	$2,302
(1) Special Items include the following:
Transaction costs related to business combination with AETI of $0.3 million in the three months ended March 31, 2019.

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Investor Contact:
Andrew Puhala
Chief Financial Officer
832-456-6500
ir@stabilisenergy.com